Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aadi Bioscience, Inc.

Pacific Palisades, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated June 21, 2021, relating to the financial statements of Aadi Bioscience, Inc. (the “Company”) appearing in the Form 8-K/A of Aadi Bioscience, Inc. (formerly known as Aerpio Pharmaceuticals, Inc.) filed on September 24, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

September 24, 2021